Exhibit 10.62










                      TRANSITION POWER SALES AGREEMENT

                                  BETWEEN

                      SOUTHERN ENERGY BOWLINE, L.L.C.,

                      SOUTHERN ENERGY LOVETT, L.L.C.,

                      SOUTHERN ENERGY NY-GEN, L.L.C.,

                                    AND

                    ORANGE AND ROCKLAND UTILITIES, INC.



                       Dated as of November 24, 1998



                             TABLE OF CONTENTS


                                                                      Page

1.    DEFINITIONS......................................................3

2.    TERM AND TERMINATION.............................................6

3.    INSTALLED CAPACITY REQUIREMENTS, QUANTITY AND PRICE..............7

4.    ENERGY REQUIREMENTS, QUANTITY AND PRICE..........................9

5.    SCHEDULING......................................................10

6.    BILLING AND PAYMENT PROCEDURES..................................12

7.    INDEMNIFICATION.................................................14

8.    LIMITATION OF LIABILITY.........................................18

9.    FORCE MAJEURE...................................................19

10.   DEFAULT AND TERMINATION.........................................20

11.   ADDITIONAL REMEDIES.............................................20

12.   DISPUTES........................................................21

13.   REPRESENTATIONS.................................................21

14.   ASSIGNMENT OR OTHER CHANGE IN CORPORATE IDENTITY................23

15.   WAIVER..........................................................24

16.   COUNTERPARTS....................................................24

17.   GOVERNING LAW...................................................25

18.   SEVERABILITY....................................................25

19.   AMENDMENT.......................................................25

20.   ENTIRE AGREEMENT................................................26

21.   FURTHER ASSURANCES..............................................26

22.   NO THIRD PARTY BENEFICIARIES....................................26

23.   CONFIDENTIALITY.................................................26

24.   NOTICES.........................................................27






              TRANSITION POWER SALES AGREEMENT BETWEEN
               BOWLINE LLC, LOVETT LLC, NY-GEN LLC AND
                    ORANGE AND ROCKLAND UTILITIES, INC.

      This Agreement is made and entered into as of this 24th day of November, 1998, by and between Southern Energy Bowline, L.L.C. ("Bowline LLC"), Southern Energy Lovett, L.L.C. ("Lovett LLC"), and Southern Energy NY-Gen, L.L.C. ("NY-Gen LLC"), each a Delaware limited liability company and having their principal place of business at 900 Ashwood Parkway, Suite 500, Atlanta, Georgia 30338 (individually a "Generator" and collectively, the "Generators"), and Orange and Rockland Utilities, Inc. ("O&R"), a New York corporation having a principal place of business at One Blue Hill Plaza, Pearl River, New York 10965. The Generators and O&R shall each be referred to as a "Party", and shall be referred to collectively as the "Parties."

      WHEREAS, as a consequence of the comprehensive restructuring of the electric power industry in New York State, O&R has offered all its electric generating assets located in New York for sale by auction;

      WHEREAS, O&R, ConEdison and Bowline LLC have entered into the Bowline Point Generating Station Sales Agreement dated as of the date hereof, O&R and Lovett LLC have entered into the Lovett Generating Station Sales Agreement dated as of the date hereof and O&R and NY-Gen LLC have entered into the Gas Turbine and Hydroelectric Generation Station Sales Agreement dated as of the date hereof (the "ASA's") pursuant to which the respective Generators shall purchase such electric generating assets;

      WHEREAS, the rights and obligations of buyers and generators of electric generating capacity, energy, transmission and ancillary services may be modified by a proposal (the "Proposal") currently pending before the Federal Energy Regulatory Commission ("FERC") to restructure the New York Power Pool, which contemplates the formation of the New York Independent System Operator ("ISO") and the implementation of the ISO Tariff filed on December 19, 1997, as approved by FERC in FERC Docket Nos. ER97-1523-000, OA97-470-000 and ER97-4234-000, as such tariff may be amended from time-to-time;

      WHEREAS, FERC may approve, accept, modify, or reject the Proposal, and its actions may affect the rights and obligations under this Agreement; and

      WHEREAS, in consideration of the sale of the Purchased Assets to the Generators, and in recognition of O&R's installed capacity requirements for its remaining native load customers, the Generators and O&R agree to enter into this Transition Power Sales Agreement, whereby O&R will purchase from the Generators, and the Generators will sell to O&R, various amounts of MW of Installed Capacity and Energy (as defined herein) for the term of this Agreement.

      NOW THEREFORE, in consideration of the mutual agreements and commitments contained herein, the Generators and O&R hereby agree as follows:

1.    DEFINITIONS

            (a) The following terms shall have the meanings set forth below. Any term used in this Agreement that is not defined herein shall have the meaning customarily attributed to such term by the electric utility industry in New York.

"Agreement" shall mean this Transition Power Sales Agreement Between the Generators and O&R, dated as of November 24, 1998, as it may be amended from time to time.

"Ancillary Agreements" shall mean (i) the Eastern Load Pocket Call Option Agreement by and between O&R and Lovett LLC, (ii) the Western Load Pocket Call Option Agreement by and between O&R and NY-Gen LLC, (iii) the Continuing Site/Interconnection Agreement by and between O&R and Bowline LLC, (iv) the Continuing Site/Interconnection Agreement by and between O&R and Lovett LLC and (v) the Continuing Site/Interconnection Agreement by and between O&R and NY-Gen LLC, each dated as of the date hereof.

"Auction" shall mean the sale of O&R's electric generating units described in the "Confidential Information Memorandum" issued by O&R for the sale of all of O&R's electric generating units, dated May 1998.

"Business Day" shall mean any day other than Saturday, Sunday or any day which is a legal holiday or a day on which banking institutions in the State of New York are authorized by law or other governmental action to close.

"Closing Date" shall mean the date and time at which the closing of the transactions contemplated by the ASA's actually occurs.

"ConEdison" shall mean Consolidated Edison Company of New York, Inc.

"Delivery Point" means the physical point where Energy will be delivered and measured for purposes of this Agreement. With respect to power generated from any of the Purchased Assets, the Delivery Point shall mean the generator terminals at the applicable Purchased Asset. With respect to power generated from non-Purchased Assets, the Delivery Point shall mean the O&R Load Zone.

"Energy" shall mean the amount of energy in GWH that the Generators are required to deliver to O&R pursuant to Schedule A.

"FERC" shall mean the Federal Energy Regulatory Commission or its successor.

"Good Utility Practices" mean any of the practices, methods or acts engaged in or approved by a significant portion of the electric utility industry with respect to similar facilities during the relevant time period which in each case, in the exercise of reasonable judgment in light of the facts known or that should have been known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, law, regulation, environmental protection, and expedition. Good Utility Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to delineate the acceptable practices, methods or acts generally accepted in such industry.

"Installed Capacity" shall mean electric generating capacity that satisfies all of the applicable Installed Capacity requirements established by the NYPP or ISO, as they apply to O&R.

"ISO" shall mean the New York Independent System Operator, as described in the Supplemental Filing, or its successors.

"ISO Tariff" shall mean the tariff described in the Supplemental Filing, as it may be amended from time to time.

"NERC" shall mean the North American Electric Reliability Council or its successors.

"NYPP" shall mean the New York Power Pool or its successors.

"O&R" shall mean Orange and Rockland Utilities, Inc. or its successor.

"O&R Load Zone" shall mean the load zone as designated by the ISO which encompasses the O&R service territory.

"Off-Peak" shall mean all hours not classified as On-Peak hours.

"On-Peak" shall mean those hours Monday through Friday, from hour beginning 7:00 AM through hour beginning 10:00 PM excluding NERC holidays.

"Purchased Assets" shall mean the Bowline, Lovett, Gas Turbines and Hydroelectric Assets as described in the respective ASA's.

"Replacement Capacity" shall mean Installed Capacity under this Agreement from a source different from the source identified by the Generators or O&R and subsequently identified to the NYPP or ISO in O&R's periodic reports required under applicable procedures to the extent such Installed Capacity satisfies NYPP or ISO Installed Capacity requirements applicable to O&R including any applicable delivery requirements.

"Replacement Capacity Costs" shall mean the incremental cost of Replacement Capacity to the extent it exceeds the cost of ICAP calculated in accordance with Section 3.2.

"Summer Capability Period" shall have the meaning provided by the NYPP, the ISO or their successor(s), as may be modified from time to time. Summer Capability Period is currently each May 1 through October 31 of each year.

"Supplemental Filing" shall mean the December 19, 1997 Supplemental Filing to the Comprehensive Proposal to Restructure the New York Wholesale Electric Market in FERC Docket Nos. ER97-1523-000, OA97-470-000, and ER97-4234-000.

"Winter Capability Period" shall have the meaning provided by the NYPP, the ISO or their successor(s), as may be modified from time to time. Winter Capability Period is currently each November 1 through April 30 of the following calendar year.

            (b) Each of the following terms has the meaning specified in the Section set forth opposite such term:

Term                                              Section
----                                              -------

ASA's                                             Recitals
Capacity Payment                                  3.2
Confidential Information                          23(a)
CEI                                               14(b)
Direct Claim                                      7.4
Disclosing Party                                  23(a)
Deficiency Capacity Payment                       3.4
Deficiency Energy Payment                         4.4
Energy Payment                                    4.2
Event of Default                                  10.1
Force Majeure Event                               9.1
Generators Indemnifiable Losses                   7.2
ICAP                                              3.2
Indemnifiable Loss                                7.3
Indemnifying Party                                7.4
Indemnitee                                        7.3
Net Worth                                         14(a)
O&R Indemnifiable Losses                          7.1
Recipient                                         23(a)
Third Party Claim                                 7.4


2.    TERM AND TERMINATION

            2.1 Subject to all necessary regulatory authorizations, this Agreement shall become effective when signed by the Parties. O&R's right and obligation to purchase Installed Capacity and Energy and the Generators' obligation to provide and sell Installed Capacity and Energy shall begin on the Closing Date. This Agreement shall terminate on October 31, 2000.

            2.2 This Agreement is subject to all necessary regulatory authorizations without any material modifications or conditions. If any regulatory agency having jurisdiction over this Agreement requires any modification to, or imposes any condition of acceptance or approval of, this Agreement, then the Parties shall engage in good faith negotiations for a period of 30 days following the issuance of that modified or conditional acceptance or approval in order to agree to revisions to this Agreement to satisfy, or otherwise address, such modification or condition. If the Parties fail to agree mutually to such changes, then the Generators may make a unilateral filing to satisfy the modification or condition, which filing shall attempt to satisfy the intent of the Parties under this Agreement; provided, however, that O&R shall have the right to protest the manner in which the Generators have attempted to satisfy such modification or condition.


3.    INSTALLED CAPACITY REQUIREMENTS, QUANTITY AND PRICE

            3.1 Unless excused by the provisions of Article 9, O&R shall purchase from the Generators and the Generators shall provide to O&R Installed Capacity in the amounts specified in Schedule A for the term of this Agreement. Subject to the provisions of this Article 3, O&R shall compensate the Generators for Installed Capacity at a price of $130/MW-Day for the term of this Agreement.

            3.2 Subject to the crediting mechanism of Section 3.4, O&R shall pay the Capacity Payment to the Generators monthly as follows:

      "Capacity Payment" = ICAP multiplied by $130/MW-Day multiplied by number of days in month (or part of month, if applicable during any month of this Agreement)

      Where:

      "ICAP" is the amount of Installed Capacity in MW, including
      Replacement Capacity, not to exceed the amounts in Schedule A, for the term of this Agreement, that is actually provided by the Generators to O&R.

            3.3 Except as otherwise provided in this Article 3, O&R shall make no other payment to the Generators for Installed Capacity actually provided under this Agreement.

            3.4   Capacity Requirement

                  (a) Whenever ICAP delivered by the Generators to O&R is less than the amount of Installed Capacity that the Generators are required to supply under Section 3.1, the Generators shall pay O&R for reasonable and documented costs incurred by O&R as a direct result of the Generators' failure to supply all or part of the Installed Capacity requirement, calculated as follows:

            The sum of (i) all installed capacity deficiency charges imposed by the NYPP or ISO on O&R, to the extent they exceed charges that would have been due under Sections 3.1 and 3.2 had the Generators performed with respect to the amount of Installed Capacity by which the Generators were deficient and on which O&R incurred such NYPP or ISO installed capacity deficiency charges; (ii) if the Generators fail to provide Replacement Capacity, and O&R obtains Replacement Capacity from a source other than the Generators in accordance with Good Utility Practices, then O&R's Replacement Capacity Costs that are reasonably incurred, to the extent not included in (i); and
            (iii) all directly related transaction costs, to the extent not included in (i) and (ii), that are reasonably incurred as a direct result of the Generators' failure to provide O&R with the required amount of Installed Capacity.

Such sum shall be referred to as the "Deficiency Capacity Payment."

                  (b) If O&R purchases more Replacement Capacity than the amount by which the Generators are deficient, then O&R shall be solely responsible for the cost of the purchased Replacement Capacity that is more than the amount by which the Generators are deficient.

                  (c) If O&R incurs any reasonable and documented costs described in Section 3.4(a) over a period greater than one calendar month as a direct result of the Generators' deficiencies described in Section 3.4(a), subject to the Generators' approval, which shall not be unreasonably withheld, O&R shall allocate those costs on a monthly basis.

            3.5 O&R shall pay all taxes, surcharges, adjustments or other assessments imposed by law, rule or regulation which are of general applicability and imposed on the sales of Installed Capacity hereunder unless O&R can demonstrate, based on a ruling from the New York Public Service Commission, that it cannot collect such taxes, surcharges, adjustments or other assessments from its customers.

            3.6 Billing and payments of the Capacity Payment and the Deficiency Capacity Payment shall be made in accordance with Article 6.

            3.7 Subject to the terms and conditions set forth herein, the Generators shall satisfy all requirements applicable to suppliers of Installed Capacity established by the NYPP or the ISO (including any applicable locational requirements and compliance with and satisfaction of all applicable tariffs, rules and practices) so that O&R will receive the levels of Installed Capacity specified in Schedule A for the term of this Agreement; and

            3.8 Subject to the terms and conditions set forth herein, each Party shall reasonably cooperate with the other Party at the other Party's request in arranging any necessary interfaces or protocols to satisfy NYPP or ISO requirements associated with any services provided under this Agreement.

            3.9 Subject to the terms and conditions set forth herein, O&R shall satisfy all requirements applicable to purchasers of Installed Capacity established by the NYPP or the ISO.


4.    ENERGY REQUIREMENTS, QUANTITY AND PRICE

            4.1 Unless excused by the provisions of Article 9, O&R shall take and purchase from the Generators and the Generators shall deliver and sell to O&R at the Delivery Point, the full amount of Energy specified in Schedule A for the term of this Agreement. The Energy to be delivered by the Generators to O&R may be generated at the Purchased Assets or any other generating facility, whether owned by third parties or the Generators. Title to the Energy shall pass to O&R at the Delivery Point and the Generators shall incur no expense or risk beyond the Delivery Point. Subject to the provisions of this Article 4, O&R shall compensate the Generators at the price levels specified in Schedule A.

            4.2 Subject to the crediting mechanism of 4.4, O&R shall pay the Energy Payment to the Generators monthly as follows:

      "Energy Payment" = ER multiplied by EP

      Where:

      "ER" is the amount of Energy in MWH that must be taken by O&R from the Generators for any given month during the capability period and on-peak or off-peak period specified in Schedule A; and "EP" is the Energy price for the capability period and On-Peak or Off-Peak period specified in Schedule A.

            4.3 Except as otherwise provided in this Article 4, O&R shall make no other payment to the Generators for Energy actually provided under this Agreement.

            4.4   Energy Requirements and Replacement Costs

                  Whenever the amount of Energy delivered to O&R by the Generators during any month is less than the amount of Energy that the Generators are required to supply under Schedule A for that month, the Generators shall pay O&R monthly for reasonable and documented costs incurred by O&R in accordance with Good Utility Practices as a direct result of the Generators' failure to supply all or part of the Energy requirement, calculated as follows.

            The sum of (i) all reasonable and documented costs incurred by O&R for third-party energy purchases in lieu of Energy amounts that the Generators should have supplied had the Generators performed with respect to the Energy specified in Schedule A and;

            (ii) All directly related transaction costs not included in
            Section 4.4 (i) above that are reasonably incurred by O&R as direct result of the Generators' failure to provide the Energy specified in Schedule A.

Such sum is referred to as the "Deficiency Energy Payment."

            4.5 If the Closing Date occurs after May 1, 1999, the Energy specified in Schedule A for the Summer 1999 Capability Period shall be prorated on a daily basis for the month that the Closing occurs. If the Closing Date occurs after November 1, 1999, the Energy specified in Schedule A for the Winter 1999 Capability Period shall be prorated on a daily basis for the month that the Closing occurs.

            4.6 Billing and payment of the Energy Payment and the Deficiency Energy Payment shall be made in accordance with Article 6. O&R shall pay all taxes, surcharges, adjustments or other assessments imposed by law, rule or regulation which are of general applicability and imposed on the sales of Energy hereunder unless O&R can demonstrate, based on a ruling from the New York Public Service Commission, that it cannot collect such taxes, surcharges, adjustments or other assessments from its customers.


5.    SCHEDULING

            5.1   Schedule Dates for Installed Capacity

            Subject to Section 5.3, O&R and the Generators shall comply with the following scheduling procedures with respect to Installed
Capacity:

                  (a) The Generators shall notify O&R in writing 30 days prior to the anticipated Closing Date of the location and name of each generating unit at the Purchased Assets that the Generators intend to use to supply the Installed Capacity required pursuant to this Agreement and the estimated amount of Installed Capacity the Generators expect to supply from each unit for the period from the Closing Date to and including October 31, 2000;

                  (b) By September 1, 1999, and March 1, 2000, the Generators shall notify O&R in writing of the location and name of each generating unit at the Purchased Assets that the Generators intend to use to supply the Installed Capacity required pursuant to this Agreement and the estimated amount of Installed Capacity the Generators expect to supply from each unit for the periods from November 1, 1999 through April 30, 2000, and from May 1, 2000 through October 31, 2000, respectively; and

                  (c) To the extent permitted by ISO or NYPP procedures and consistent with the Generators' obligations under Section 3.1 and 3.6, the Generators shall notify O&R of any changes in the name and location of, and the amount of Installed Capacity from, any generating unit to be used by the Generators to supply the Installed Capacity required pursuant to this Agreement at least 30 days before the date O&R is required to report such change to the NYPP or ISO.

            5.2   Scheduling Energy

      The Generators and O&R shall comply in all material respects with applicable energy scheduling requirements under NYPP or ISO rules and regulations.

            5.3   Notification Changes

            If the NYPP or ISO modifies the notification schedules or the definition of Summer Capability Period or Winter Capability Period such that the schedule dates contained in this Section 5 are inconsistent with the modified schedule or definition, then O&R shall provide reasonable notice thereof to the Generators and the Parties shall revise the dates in this Section 5 to be consistent with said modification.


6.    BILLING AND PAYMENT PROCEDURES

            6.1   Billing and Payments

                  (a) Beginning in the calendar month following the Closing Date, the Generators shall render a bill for the Capacity Payment and the Energy Payment to O&R for the previous calendar month in accordance with Sections 3.2 and 4.2 on or before the 20th day of each month. The Capacity Payment and the Energy Payment owed, unless otherwise agreed, shall be due and payable on or before the later of (i) the last day of the month, or
(ii) 10 days after O&R receives a bill.

                  (b) After the Closing Date, O&R shall render bills to the Generators for any Deficiency Capacity Payment or Deficiency Energy Payment owed by the Generators to O&R calculated in accordance with Sections 3.4 and 4.4 on or before the 20th day of each month. All Deficiency Capacity Payments or Deficiency Energy Payments owed, unless otherwise agreed, shall be due and payable on or before the later of (i) the last day of the month, or (ii) 10 days after the Generators receives a bill.

                  (c) Each Party may set off any undisputed amount owed to the other Party against any undisputed amount owed pursuant to this Agreement or other arrangement(s) agreed to between the Parties including, without limitation, amounts owed under Sections 3.4 and 4.4.

                  (d) If any payment under Sections 6.1(a) or (b) falls due on a day that is not a Business Day, then the payment shall be made on the next Business Day.

                  (e) Interest on unpaid amounts or payments received after the due date shall accrue at a rate equal to the lesser of (i) two percent per annum over the prime commercial lending rate established from time to time by Chase Manhattan Bank, N.A., New York, New York, or its successor, or (ii) the highest rate per annum permitted by law, from the due date until the date upon which payment is made.

                  (f) All billings to O&R shall be sent to:

                        Orange and Rockland Utilities, Inc.
                        390 West Route 59
                        Spring Valley, New York 10977
                        Attn:  Manager - Energy Resources

                  (g) All billings to the Generators shall be sent to:

                        Southern Energy Bowline, L.L.C.
                        Southern Energy Lovett, L.L.C.
                        Southern Energy NY-Gen, L.L.C.
                        900 Ashwood Parkway
                        Suite 500
                        Atlanta, Georgia 30338
                        Attention: Steve Gillis
                                   Finance Director
                                   North American Operations

                  (h) Any payments owed directly by the Generators to the ISO or the NYPP shall be made pursuant to the procedures established in the ISO Tariff, by the ISO or in the NYPP procedures. The Generators shall be solely responsible for making all such payments to the ISO or the NYPP.

                  (i) The Parties shall maintain records, accounts and other documents sufficient to reflect accurately all transactions hereunder for a period of four years from the time of the transactions. Each Party shall, at its own expense, have the right to audit such records, accounts and other documents of the other Party during such four-year period upon reasonable prior notice to the other Party.

            6.2   Billing Disputes

            If a Party contests the amount billed in accordance with
Section 6.1(a) or (b) before the bill is due, the contesting Party shall pay the undisputed billed amount when due and promptly provide written notice to the other Party of the relevant bill identifying the reason for the dispute. If neither Party disputes a bill within six months after the due date of such bill, such bill shall be deemed correct. The Parties shall engage in good faith negotiations to resolve any disputed amounts within 30 days. If the Parties are unable to resolve a dispute within such period, disputed amounts shall be paid into an escrow account pending resolution of the dispute. Thereafter, either Party may exercise such remedies as may be available under this Agreement, at law or in equity. In addition to any other remedies available to the Generators in the event O&R fails to pay a disputed bill into such escrow account within 30 days after its due date, the Generators may withhold Installed Capacity and Energy until such bill is paid. Interest at the rate specified in Section 6.1(e) shall accrue on the portion, if any, that is refunded or credited to the contesting Party or that is released from escrow to the non-contesting Party, when the contested amount is resolved.

            6.3   Survival

            The provisions of Sections 3 and 4 and this Section 6 shall survive termination, expiration, cancellation, suspension, or completion of this Agreement to the extent necessary to allow for final billing and payment.


7.    INDEMNIFICATION

            7.1   Generators' Indemnification

            The Generators shall indemnify, hold harmless and defend O&R, its parent, affiliates, and successors, and their officers, directors, employees, agents, subcontractors, and successors, from and against any and all claims, demands, liabilities, costs, losses, judgments, damages and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by O&R in any actions or proceedings between O&R and a third party, the Generators, or any other party) to the extent the foregoing are not covered by insurance ("O&R Indemnifiable Losses") asserted against or suffered by O&R for (i) damage to property, or
(ii) injury to or death of any person, including O&R employees, the Generators' employees and their affiliates' employees, or any third parties, in such case to the extent caused by the gross negligence or willful misconduct of the Generators and/or their respective officers, directors, employees, agents, and subcontractors and arising out of this Agreement and not caused by the negligence or willful misconduct of any such Indemnitee.

            7.2   O&R's Indemnification

            O&R shall indemnify, hold harmless and defend the Generators, their parent, affiliates, and successors, and their officers, directors, employees, agents, subcontractors, and successors, from and against any and all claims, demands, liabilities, costs, losses, judgments, damages and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by the Generators in any actions or proceedings between the Generators and a third party, O&R, or any other party) to the extent the foregoing are not covered by insurance ("Generators Indemnifiable Losses") asserted against or suffered by the Generators for (i) damage to property, or (ii) injury to or death of any person, including the Generators employees, O&R's employees and their affiliates' employees, or any third parties, in each case to the extent caused by the gross negligence or willful misconduct of O&R and/or its officers, directors, employees, agents, and subcontractors and arising out of or connected with this Agreement and not caused by the negligence or willful misconduct of any such Indemnitee.

            7.3   Indemnification Procedures

            Any Party entitled to receive indemnification under this agreement (an "Indemnitee") having a claim under these indemnification provisions shall make a good faith effort to recover all losses, damages, costs and expenses from insurers of such Indemnitee under applicable insurance policies so as to reduce the amount of any O&R Indemnifiable Loss or Generators Indemnifiable Loss, as appropriate, hereunder. The amount of any O&R Indemnifiable Loss or Generators Indemnifiable Loss, as appropriate, shall be reduced to the extent that Indemnitee receives any insurance proceeds with respect to an O&R Indemnifiable Loss or Generators Indemnifiable Loss, as appropriate (either may be referred to as an "Indemnifiable Loss").

            7.4 Defense of Claims. (a) If any Indemnitee receives written notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a Party to this Agreement or any affiliate of a Party to this Agreement (a "Third Party Claim") with respect to which indemnification is to be sought from a person required to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnitee's receipt of written notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, and the Indemnitee will cooperate in good faith in such defense at such Indemnitee's own expense.

                  (b) If within ten calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 7.4(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within 20 calendar days (unless waiting 20 calendar days would prejudice the Indemnitee's rights) after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable expenses thereof. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten business days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice. Notwithstanding the foregoing, the Indemnitee shall have the right to pay, compromise or settle any Third Party Claim at any time, provided that in such event the Indemnitee shall waive any right to indemnity hereunder unless the Indemnitee shall have first sought the consent of the Indemnifying Party in writing to such payment, settlement or compromise and such consent was unreasonably withheld or delayed, in which event no claim for indemnity therefor hereunder shall be waived.

                  (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event not later than thirty calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party will have a period of 30 calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such 30 calendar day period, the Indemnifying Party will be deemed to have accepted such Direct Claim. If the Indemnifying Party rejects such Direct Claim, the Indemnitee will be free to seek enforcement of its rights to indemnification under this Agreement.

                  (d) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the prime rate then in effect of the Chase Manhattan Bank, N.A.), will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party will then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment is hereby made expressly subordinated and subjected in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights. Nothing in this Section 7.4(d) shall be construed to require any Party hereto to obtain or maintain any insurance coverage.

                  (e) A failure to give timely notice as provided in this
Section 7.4 will not affect the rights or obligations of any Party hereunder except if, and only to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually prejudiced as a result of such failure.

            7.5   Survival

            The indemnification obligations of each Party under this
Article 7 shall become effective upon the occurrence of the Closing Date, and, for acts and occurrences prior to expiration, termination, completion, suspension or cancellation of this Agreement shall continue in full force and effect regardless of whether this Agreement expires, terminates, or is suspended, completed or canceled. Such obligations shall not be limited in any way by any limitation on insurance, by the amount or types of damages (except as otherwise limited under Section 8.1), or by any compensation or benefits payable by the Parties under workers' compensation acts, disability benefit acts or other employee acts, or otherwise.


8.    LIMITATION OF LIABILITY

            8.1   Limitation on Damages

            Neither O&R nor the Generators, nor their respective officers, directors, agents, employees, successors, assigns, or subcontractors nor their respective officers, directors, agents, employees, successors, assigns, or subcontractors shall be liable to the other Party or its parent, subsidiaries, affiliates, officers, directors, agents, employees, successors, assigns, or subcontractors for claims, suits, actions, causes of action or otherwise for incidental, punitive, special, indirect, multiple or consequential damages (including attorneys' fees or litigation costs) connected with, or resulting from, performance or non-performance of this Agreement, or any actions undertaken in connection with, or related to this Agreement, including, without limitation, any such damages which are based upon causes of action for breach of contract, statutory (including negligence and misrepresentation), breach of warranty or strict liability.

            8.2 Subject to indemnity obligations set forth in Article 7, upon an Event of Default by O&R under this Agreement, which Event of Default is not excusable due to a Force Majeure Event or due to an Event of Default by the Generators under this Agreement, O&R's liability to the Generators shall be limited to the Generators' direct damages incurred by the Generators as a result of such Event of Default by O&R.

            8.3 Subject to indemnity obligations set forth in Article 7, upon an Event of Default by the Generators under this Agreement, which Event of Default is not excusable due to a Force Majeure Event or due to an Event of Default by O&R under this Agreement, the Generators' liability to O&R shall be limited to O&R's direct damages incurred by O&R as a result of such Event of Default by the Generators.

            8.4 The provisions of this Article 8 shall survive termination, cancellation, suspension, completion, or expiration of this Agreement.


9.    FORCE MAJEURE

            9.1   Force Majeure Event

            A Party shall not be considered to be in default or breach of this Agreement, and shall be excused from performance, or liability for damages to the other Party, to the extent it shall be delayed in or prevented from performing or carrying out any of the obligations or responsibilities of this Agreement because of Force Majeure Event. "Force Majeure Event" means any occurrence beyond the reasonable control of a Party which causes such Party to be delayed in or prevented from performing or carrying out any of its obligations under this Agreement and which by the exercise of due diligence in accordance with Good Utility Practices, that Party is unable to prevent, avoid, mitigate, or overcome, including any of the following: any act of God, labor disturbance, act of the public enemy, war, insurrection, riot, fire, storm or flood, ice, explosion, breakage or accident to machinery or equipment, order, regulation or restriction imposed by governmental military or lawfully established civilian authorities provided that a Force Majeure Event shall not include lack of finances or change in market conditions, and provided further that any failure by the Generators to obtain fuel or services for the Facility due to the failure of any supplier or subcontractor of the Generators to perform any obligation to the Generators will not constitute a Force Majeure Event hereunder unless such subcontractor or supplier is unable to perform for reasons that would constitute a "Force Majeure Event" hereunder.

            9.2   Obligations to Make Payment

            Nothing contained in this Article 9 shall relieve any Party of the obligation to make payments when due pursuant to this Agreement, provided that O&R shall not be required to pay Installed Capacity Payments or Energy Payments due under Sections 3 and 4 to the extent that (i) with respect to Installed Capacity Payments, the Generators are unable to provide ICAP because of a Force Majeure Event experienced by the Generators and O&R is unable to receive Installed Capacity credit as a result thereof and (ii) with respect to Energy Payments, the Generators are unable to deliver Energy because of a Force Majeure Event experienced by the Generators.

            9.3   Notice and Due Diligence

            Any Party claiming that a Force Majeure Event has occurred shall (i) provide prompt written notice of such Force Majeure Event to the other Party giving a detailed written explanation of the event and estimate of its expected duration and probable effect on the performance of that Party's obligations hereunder; and (ii) use commercially reasonable efforts in accordance with Good Utility Practices to mitigate the effect of the Force Majeure Event on the other Party, including the provision of Replacement Capacity, if available; except that settlement of any labor dispute shall be in the sole judgment of the affected Party.

            9.4   Survival

            The provisions in this Article 9 shall survive termination, cancellation, suspension, completion or expiration of this Agreement.


10.   DEFAULT AND TERMINATION

            10.1  Event of Default Defined

            Unless excused by a Force Majeure Event, or the other Party's Event of Default, each of the following events shall be deemed to be an "Event of Default" hereunder: failure of either Party, in a material respect, to comply with, observe, or perform any covenant, warranty or obligation under this Agreement, without limitation, including the obligation to pay amounts due under Article 3 and 4 in accordance with
Article 6, and such failure is not cured or rectified within 30 days after receipt of written notice of such failure from the other Party or such longer period as may be reasonably required, provided that the defaulting Party diligently attempts to cure the Event of Default; provided, however, that in any event, O&R shall have no more than five Business Days to pay any past due bill.

            10.2 This Agreement shall terminate if the ASA's are terminated.

            10.3 The provisions of this Section 10 are subject to the occurrence of the Closing Date and shall survive termination, cancellation, suspension, completion or expiration of this Agreement.


11.   ADDITIONAL REMEDIES

            Subject to Section 8.1, and to the extent permitted by law, the Parties shall be entitled to injunctive relief to prevent breaches by a Party, and specific performance to enforce the terms of this Agreement, in addition to any other remedy to which a Party is entitled under this Agreement, at law, or in equity. In addition, the non-defaulting Party may pursue any remedies and may begin proceedings at the FERC to terminate this Agreement by giving at least ten days advance written notice to the defaulting Party, such termination to be effective as of the date specified in such notice, subject to the approval of the FERC, in accordance with FERC regulations.


12.   DISPUTES

            Any disagreement between O&R and the Generators as to their rights and obligations under this Agreement shall first be addressed by the Parties. If representatives of the Parties are unable in good faith to satisfactorily resolve their disagreement, the Parties shall refer to the matter to their respective senior management. If after using their best efforts to try to resolve the dispute, senior management cannot resolve the dispute in 30 days, either Party may exercise any right or remedy available pursuant to this Agreement.


13.   REPRESENTATIONS

            13.1  Representations of O&R

            O&R represents and warrants to Generators as follows:

                  (a) Organization. O&R is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and O&R has the requisite corporate power and authority to carry on its business as now being conducted;

                  (b) Authority Relative to this Agreement. O&R has the requisite power and authority to execute and deliver this Agreement and, subject to the procurement of applicable regulatory approvals, to carry out the actions required of it by this Agreement. The execution and delivery of this Agreement and the actions it contemplates have been duly and validly authorized by all required corporate action. The Agreement has been duly and validly executed and delivered by O&R and constitutes a valid and binding Agreement of O&R;

                  (c) Regulatory Approval. O&R has obtained or will obtain by the Closing Date any and all approvals of, and given any notice to, any public authority that are required for O&R to execute and deliver this Agreement; and

                  (d)   Compliance With Law.

                              (i)   O&R represents and warrants
      that it is not in violation of any applicable law, statute, order, rule, or regulation promulgated or judgment entered by any Federal, state, or local governmental authority, which violation would affect O&R's performance of its obligations under this Agreement.

                              (ii)  O&R represents and warrants
      that it will comply in all material respects with all applicable laws, rules, regulations, codes and standards of all Federal, state, and local governmental agencies having jurisdiction over this Agreement and all applicable rules, requirements and procedures of the ISO and NYPP, except to the extent that a failure to so comply would not have a material adverse effect on O&R's obligations hereunder.

            13.2  Representations of Generators

            Each Generator represents and warrants to O&R as follows:

                  (a) Organization. Each Generator is a limited liability company, validly existing and in good standing under the laws of the State of Delaware and each Generator has the requisite power and authority to carry on its business as now being conducted;

                  (b) Authority Relative to this Agreement. Each Generator has the requisite power and authority to execute and deliver this Agreement and, subject to the procurement of applicable regulatory approvals, to carry out the actions required of it by this Agreement. The execution and delivery of this Agreement and the actions it contemplates have been duly and validly authorized by the Managers or Members of each Generator and no other company proceedings on the part of the Generators are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Agreement has been duly and validly executed and delivered by each Generator and constitutes a valid and binding Agreement of each Generator;

                  (c) Regulatory Approval. Each Generator has obtained or will obtain by the Closing Date any and all approvals of, and given any notice to, any public authority that are required for it to execute and deliver this Agreement; and

                  (d)   Compliance With Law.

                              (i)   Each Generator represents and
      warrants that it is not in violation of any applicable law, statute, order, rule, or regulation promulgated or judgment entered by any Federal, state, or local governmental authority, which violation would affect its performance of its obligations under this Agreement.

                              (ii)  Each Generator represents and
      warrants that it will comply in all material respects with all applicable laws, rules, regulations, codes and standards of all Federal, state, and local governmental agencies having jurisdiction over this Agreement and all applicable rules, requirements and procedures of the ISO and NYPP, except to the extent that a failure to so comply would not have a material adverse effect on its obligations hereunder.

            13.3 The representations and warranties in Sections 13.1 and
13.2 shall continue in full force and effect for the term of this Agreement.


14.   ASSIGNMENT OR OTHER CHANGE IN CORPORATE IDENTITY

                  (a) This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of the Parties and their respective successors and permitted assigns, but assignment of any right, interest or obligation under this Agreement may not be made without the other Party's written consent, which may not be unreasonably withheld. Assignments that are not consented to may be voided by the non-assigning Party. This Agreement shall be binding upon and inure to the benefit of O&R, the Generators and their respective successors and assigns. Notwithstanding the foregoing, (a) O&R may assign this Agreement to an affiliate of O&R that has a contractual or statutory obligation to supply Installed Capacity and Energy to O&R's retail customers, provided, however, that no such assignment, transfer, pledge, conveyance, or disposition shall relieve or in any way discharge O&R from the performance of its duties and obligations under this Agreement; and (b) the Generators may assign, transfer, pledge or otherwise dispose of their respective rights and interests hereunder to (i) a trustee or lending institution(s) for the purposes of financing or refinancing the acquisition of the Purchased Assets, including upon or pursuant to the exercise of remedies under such financing or refinancing, or by way of assignments, transfers, pledges, conveyances, or dispositions in lieu thereof; provided, however, that no such assignment, transfer, pledge, conveyance, or disposition shall relieve or in any way discharge the Generators from the performance of their respective duties and obligations under this Agreement; or (ii) an affiliate of the Generators or (iii) a purchaser, transferee or lessor of all or substantially all of a Generator's right, title and interest in and to the Purchased Assets, provided such purchaser, transferee or lessor (A) (1) has a "net worth", or "consolidated net worth", if applicable, as determined in accordance with U.S. generally accepted accounting principles and reflected in an audited balance sheet (or consolidated balance sheet, if applicable) ("Net Worth") at least equal to an amount equal to (x) with regard to Bowline LLC, one-third of the Purchase Price (as described in Section 3.1 of the Bowline Point Generating Station Sales Agreement), (y) with regard to Lovett LLC, one-third of the Purchase Price (as described in Section 3.1 of the Lovett Generating Station Sales Agreement) and (z) with regard to NY-Gen LLC, one-third of the Purchase Price (as described in Section 3.1 of the Gas Turbine and Hydroelectric Generating Station Sales Agreement), or (2) provides a guaranty from an affiliate which has a Net Worth at least equal to the amount specified in (A)(1) above and (B) demonstrates its ability to operate the Purchased Assets to O&R's reasonable satisfaction in accordance with Good Utility Practices.

                  (b) The Generators acknowledge that O&R has entered into an Agreement and Plan of Merger whereby O&R will become a wholly-owned subsidiary of Consolidated Edison, Inc. ("CEI"). Notwithstanding any other provision of this Article 14, the Generators agree that this Agreement may be assigned to CEI, or a wholly-owned affiliate of CEI without the Generators' consent provided, however, that no such assignment, transfer, pledge, conveyance, or disposition shall relieve or in any way discharge O&R from the performance of its duties and obligations under this Agreement.


15.   WAIVER

            Except as otherwise provided in this Agreement, any failure of a Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the benefit thereof only by a written instrument signed by the Party granting such waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to any subsequent failure of the first Party to comply with such obligation, covenant, agreement, or condition.


16.   COUNTERPARTS

            This Agreement may be executed in two or more counterparts, all of which will be considered one and the same Agreement and each of which will be deemed an original.


17.   GOVERNING LAW

            This Agreement and all rights, obligations, and performances of the Parties hereunder, are subject to all applicable Federal and state laws, and to all duly-promulgated orders and other duly-authorized action of governmental authorities having jurisdiction. When not in conflict with or preempted by Federal law, this Agreement will be governed by and construed in accordance with the law of the State of New York, without giving effect to the conflict of law principles thereof. Except for those matters covered in this Agreement that are jurisdictional to the FERC and the federal appellate courts to the extent of any appeals from FERC proceedings, any action arising out of or concerning this Agreement must be brought in the federal and state courts of the State of New York. Both Parties hereby consent to the exclusive jurisdiction of the courts of the State of New York for the purpose of hearing and determining any action not preempted by Federal law or not within the jurisdiction of the FERC. If requested by O&R, each Generator will consent to appointing an agent for service of process in New York City.


18.   SEVERABILITY

            If any of the provisions of this Agreement are held to be unenforceable or invalid by any court or regulatory authority of competent jurisdiction, the Parties shall, to the extent possible, negotiate an equitable adjustment to the provisions of this Agreement with a view toward effecting the purpose of this Agreement, and the validity and enforcability of the remaining provisions hereof shall not be affected thereby.


19.   AMENDMENT

            If the applicable provisions of the ISO Tariff, or any other ISO or NYPP rules relating to Installed Capacity and Energy or the implementation of this Agreement are changed materially from the ISO Tariff filed with FERC by the Member Systems of NYPP on December 19, 1997, the Parties shall endeavor in good faith to make conforming changes to this Agreement with the intent to fulfill the purposes of this Agreement, provided, however, that in no event shall such change excuse O&R from paying the Capacity Payment in accordance with Section 3.2. Any such conforming change to this Agreement shall be subject to filing with FERC. Except as provided above in this Section 19 and subject to Section 2.2, the rates, terms and conditions contained in this Agreement are not subject to change under Sections 205 or 206 of the Federal Power Act, as either section may be amended or superseded, absent the mutual written agreement of the Partes. It is the intent of this Section 19 that, except as provided above in this Section 19 and subject to Section 2.2, to the maximum extent permitted by law, the rates, terms and conditions in this Agreement shall not be subject to change, regardless of whether such change is sought (a) by the FERC acting sua sponte on behalf of a Party or third party, (b) by a Party, (c) by a third party, or (d) in any other manner and that this Agreement may be amended, modified, or supplemented only by written agreement of both O&R and the Generators.


20.   ENTIRE AGREEMENT

            This Agreement, the ASA's and the Ancillary Agreements constitute the entire understanding between the Parties, and supersedes any and all previous understandings, oral or written, which pertain to the subject matter contained herein or therein.


21.   FURTHER ASSURANCES

            The Parties hereto agree to promptly execute and deliver, at the expense of the Party requesting such action, any and all other and further instruments and documents which may be reasonably requested in order to effectuate the transactions contemplated hereby.


22.   NO THIRD PARTY BENEFICIARIES

            Nothing in this Agreement, express or implied, is intended to confer on any person, other than the Parties, any rights or remedies under or by reason of this Agreement.


23.   CONFIDENTIALITY

                  (a) All information regarding a Party (the "Disclosing Party") that is furnished directly or indirectly to the other Party (the "Recipient") pursuant to this Agreement and marked "Confidential" shall be deemed "Confidential Information". Notwithstanding the foregoing, Confidential Information does not include information that (i) is rightfully received from Recipient from a third party having an obligation of confidence to the Disclosing Party, (ii) is or becomes in the public domain through no action on Recipient's part in violation of this Agreement, (iii) is already known by Recipient as of the date hereof, or
(iv) is developed by Recipient independently of any Confidential Information of the Disclosing Party. Information that is specific as to certain data shall not be deemed to be in the public domain merely because such information is embraced by more general disclosure in the public domain.

                  (b) Recipient shall keep the Confidential Information strictly confidential and not disclose any Confidential Information to any third party for a period of two years from the date the Confidential Information was received by Recipient, except as otherwise provided herein.

                  (c) Recipient may disclose the Confidential Information to its and its affiliates' respective directors, officers, employees, consultants, advisors and agents who need to know the Confidential Information for the purpose of assisting Recipient with respect to its obligations under this Agreement. Recipient shall inform all such parties, in advance, of the confidential nature of the Confidential Information. Recipient shall cause such parties to comply with the requirements of this Agreement and shall be responsible for the actions, uses, and disclosures of all such parties.

                  (d) If Recipient becomes legally compelled or required to disclose any of the Confidential Information (including, without limitation, pursuant to the rules or regulations of the NYPP, ISO or FERC), Recipient will provide the Disclosing Party with prompt written notice thereof so that the Disclosing Party may seek a protective order or other appropriate remedy. Recipient will furnish only that portion of the Confidential Information which its counsel considers legally required, and Recipient will cooperate, at the Disclosing Party's expense, with the Disclosing Party's counsel to enable the Disclosing Party to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. It is further agreed that, if in the absence of a protective order, Recipient is nonetheless required to disclose any Confidential Information, Recipient will furnish only that portion of the Confidential Information which its counsel considers is legally required.

                  (e) Recipient shall promptly return to the Disclosing Party all items containing or constituting Confidential Information, together with all copies, extracts, or summaries thereof, upon the earlier of (i) the Disclosing Party's request, or (ii) the termination or expiration of this Agreement.


24.   NOTICES

            All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed effective upon receipt when delivered either by hand delivery, cable, telecopy (confirmed in writing) or telex, or by mail (registered or certified, postage prepaid) to the respective Parties as follows:

            If to O&R, to:

            Orange and Rockland Utilities, Inc.
            One Blue Hill Plaza
            Pearl River, New York 10965
            Attention:  Legal Department
            Fax:  (914) 577-2959

            with copies to:

            Skadden, Arps, Slate, Meagher & Flom LLP
            919 Third Avenue
            New York, NY 10022
            Attention:  Sheldon S. Adler, Esq.

            If to the Generators to:

            Southern Energy Bowline, L.L.C.
            Southern Energy Lovett, L.L.C.
            Southern Energy NY-Gen, L.L.C.
            900 Ashwood Parkway
            Suite 500
            Atlanta, Georgia 30338
            Attention:  Randy Harrison, Vice President

            Southern Company Services
            276 Peachtree Street
            Bin 918
            Atlanta, Georgia 30303
            Attention:  Vice President and Associate General Counsel

            and

            Troutman Sanders LLP
            Nationsbank Plaza
            Suite 5200
            Atlanta, Georgia 30308
            Attention:  Robert C. Marshall, Esq.


            IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

                             SOUTHERN ENERGY BOWLINE, L.L.C.


                             By:    /s/ Randy Harrison
                                    _____________________________
                             Name:  Randy Harrison
                             Title: Vice President


                             SOUTHERN ENERGY LOVETT, L.L.C.


                             By:    /s/ Randy Harrison
                                    ____________________________
                             Name:  Randy Harrison
                             Title: Vice President


                             SOUTHERN ENERGY NY-GEN, L.L.C.


                             By:    /s/ Randy Harrison
                                    _____________________________
                             Name:  Randy Harrison
                             Title: Vice President


                             ORANGE AND ROCKLAND UTILITIES, INC.


                             By:    /s/ D. Louis Peoples
                                    ______________________________
                             Name:  D. Louis Peoples
                             Title: Vice Chairman and Chief Executive
                                      Officer